The information in this pricing supplement is not complete and may be changed.
This pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED NOVEMBER 30, 2021
 Filed Pursuant to Rule 433
Registration No. 333-259205
Preliminary Pricing Supplement No. WFC171 (to Prospectus and Prospectus Supplement each dated September 14, 2021)
Market Linked Securities – Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to an ETF Basket, due January 5, 2026
The securities described in this pricing supplement are issued by Royal Bank of Canada (Royal Bank or the Issuer), and are Senior Global Medium-Term Notes, Series I of the Issuer, as described in the prospectus supplement and prospectus each dated September 14, 2021.
Agent:	Wells Fargo Securities, LLC. The agent may make sales through its affiliates or selling agents.
Principal Amount:	Each security will have a principal amount of $1,000. The securities are not principal protected. You may lose up to 90% of the principal amount of the securities.
Pricing Date:	December 30, 2021*
Original Issue Date:	January 4, 2022*
Valuation Date:	December 26, 2025*, subject to postponement as described below.
Maturity Date:	January 5, 2026*, subject to postponement as described below.
Interest:	We will not pay you interest during the term of the securities.
Basket:
The return on the securities is linked to the performance of a basket (the Basket) consisting of the following three exchange traded funds (the basket components) having the weightings noted in parentheses: the SPDR® Dow Jones® Industrial Average ETF Trust (Bloomberg symbol: DIA) (50.00% weighting); the SPDR® S&P MidCap 400® ETF Trust (Bloomberg symbol: MDY) (30.00% weighting); and the iShares® Russell 2000 ETF (Bloomberg symbol: IWM) (20.00% weighting).

Payment at Maturity:
The amount you receive at maturity, for each security you own, will depend upon the change in the value of the Basket based on the Final Basket Value relative to the Initial Basket Value (calculated as described in this pricing supplement), and whether or not the Final Basket Value is below the Buffer Value.
(i) If the Final Basket Value is greater than the Initial Basket Value, the maturity payment amount per security will equal the lesser of:

(a) $1,000 + ($1,000 x	Final Basket Value – Initial Basket Value	x Participation Rate); and
Initial Basket Value

 (b) the maximum maturity payment amount
(ii) If the Final Basket Value is less than or equal to the Initial Basket Value but greater than or equal to the Buffer Value, the maturity payment amount per security will equal the issue price of $1,000.
(iii) If the Final Basket Value is less than the Buffer Value, the maturity payment amount per security will equal:

$1,000 – ($1,000 x	Buffer Value – Final Basket Value	)
Initial Basket Value
In such a case, you may lose up to 90% of your principal.
Maximum Maturity Payment Amount:	[$1,315.00 - $1,355.00] per security (to be determined on the pricing date)
Participation Rate:	110%
Initial Basket Value:	100
Final Basket Value:
The Final Basket Value will be calculated based on the weighted returns of the basket components and will be equal to the product of (i) 100 and (ii) an amount equal to 1 plus the sum of: (A) 50.00% of the component return of the SPDR® Dow Jones® Industrial Average ETF Trust; (B) 30.00% of the component return of the SPDR® S&P MidCap 400® ETF Trust; and (C) 20.00% of the component return of the iShares® Russell 2000 ETF.

Buffer Value:	90, which is 90% of the Initial Basket Value.
Component Return:
The component return of each basket component will be equal to:
Final Component Price – Initial Component Price
Initial Component Price
where,
•     the Initial Component Price will be the closing price of the basket component on the pricing date, and
•     the Final Component Price will be the closing price of the basket component on the valuation date.

Listing:	The securities will not be listed on any securities exchange.
CUSIP Number:	78016F6W9
* To the extent that the Issuer makes any change to the expected pricing date or expected original issue date, the valuation date and the maturity date may also be changed in the Issuer’s discretion to ensure that the term of the securities remains the same.
Our initial estimated value of the securities as of the pricing date is expected to be between $901.00 and $951.00 per $1,000 in principal amount, and will be less than the public offering price. The final pricing supplement relating to the securities will set forth our estimate of the initial value of the securities as of the pricing date. The market value of the securities at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. See “Risk Factors” and “Supplemental Plan of Distribution – Structuring the Securities” for further information.
The securities will be unsecured debt obligations of Royal Bank of Canada. Payments on the securities are subject to Royal Bank of Canada’s credit risk. If Royal Bank of Canada defaults on its obligations, you could lose your entire investment. No other company or entity will be responsible for payments under the securities or liable to holders of the securities if Royal Bank of Canada defaults under the securities. The securities will not be issued by or guaranteed by Wells Fargo Securities, LLC or any of its affiliates.
The securities will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other Canadian or U.S. government agency or instrumentality. The securities are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act. For a detailed description of the terms of the securities, see “Summary Information” and “Specific Terms of the Securities” below. Defined terms used in this cover page are defined in those sections.
The securities have complex features and investing in the securities involves risks. See “Risk Factors” beginning on page PS-12 below and page S-2 of the accompanying prospectus supplement.
	Per Security	Total
Public Offering Price	$1,000.00	$•
Maximum Underwriting Discount and Commission(1)(2)	$38.25	$•
Minimum Proceeds to Royal Bank of Canada	$961.75	$•
(1) The agent will receive an underwriting discount and commission of up to $38.25 per security. Of that underwriting discount and commission, each dealer that sells securities will receive a selling concession of $22.50 for each security that such dealer sells. Such securities dealers may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC). In addition to the selling concession allowed to WFA, the agent will pay $0.75 per security of the underwriting discount and commission to WFA as a distribution expense fee for each security sold by WFA. See “Use of Proceeds and Hedging” and “Supplemental Plan of Distribution” in this pricing supplement for information regarding how we may hedge our obligations under the securities.
(2) In addition to the foregoing, in respect of certain securities sold in this offering, our affiliate, RBC Capital Markets, LLC (RBCCM), may pay a fee of up to $1.50 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.
None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of the securities or passed upon the adequacy or accuracy of this pricing supplement. Any representation to the contrary is a criminal offense.

Wells Fargo Securities
The date of this pricing supplement is December __, 2021

SUMMARY INFORMATION
This document is a pricing supplement. This pricing supplement provides specific pricing information in connection with this issuance of securities. This summary includes questions and answers that highlight selected information from this pricing supplement and the accompanying prospectus supplement and prospectus to help you understand the Market Linked Securities – Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to an ETF Basket, due January 5, 2026 (the securities). You should carefully read this pricing supplement and the accompanying prospectus supplement and prospectus to fully understand the terms of the securities and the tax and other considerations that are important to you in making a decision about whether to invest in the securities. You should carefully review the section “Risk Factors” in this pricing supplement and the accompanying prospectus supplement and prospectus, which highlight certain risks associated with an investment in the securities, to determine whether an investment in the securities is appropriate for you.
Unless otherwise mentioned or unless the context requires otherwise, all references in this pricing supplement to “Royal Bank of Canada”, “we”, “us” and “our” or similar references mean Royal Bank of Canada. Capitalized terms used in this pricing supplement without definition have the meanings given to them in the accompanying prospectus supplement and prospectus.
What are the securities?
The securities offered by this pricing supplement will be issued by Royal Bank of Canada and will mature on January 5, 2026. The return on the securities, if any, will be linked to the performance of a basket (the Basket) of three exchange traded funds (the basket components), which will be weighted as described below. The securities will not bear interest and no other payments will be made until maturity. You may lose up to 90% of your investment in the securities.
As discussed in the accompanying prospectus supplement, the securities are debt securities and will be part of a series of debt securities entitled “Senior Global Medium-Term Notes, Series I” that Royal Bank of Canada may issue from time to time. The securities will rank equally with all other unsecured and unsubordinated debt of Royal Bank of Canada. For more details, see “Specific Terms of the Securities” below.
Each security will have a principal amount of $1,000. Each security will be offered at an initial public offering price of $1,000. However, on the pricing date, our initial estimated value of the securities will be less than $1,000 per security as a result of certain costs that are included in the initial public offering price. See “Risk Factors—Our initial estimated value of the securities will be less than the initial public offering price” and “Supplemental Plan of Distribution—Structuring the Securities.” To the extent a market for the securities exists, you may transfer only whole securities. Royal Bank of Canada will issue the securities in the form of a master global certificate, which is held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the securities.
What is the Basket?
The Basket is comprised of the following three basket components, with each basket component having the weighting noted in parentheses:
•
the SPDR® Dow Jones® Industrial Average ETF Trust (50.00%), an exchange traded fund that seeks to track the Dow Jones Industrial Average® (its Underlying Index), which is an equity index that is designed to measure the performance of “blue-chip” stocks in the U.S.);

•
the SPDR® S&P MidCap 400® ETF Trust (30.00%), an exchange traded fund that seeks to track the S&P MidCap 400® (its Underlying Index), which is an equity index that is designed to measure the performance of mid-size capitalization stocks in the U.S.); and

•
the iShares® Russell 2000 ETF (20.00%), an exchange traded fund that seeks to track the investment results of the Russell 2000® Index (its Underlying Index), which is an equity index that is designed to reflect the performance of the small capitalization segment of the U.S. equity market).

You should be aware that an investment in the securities does not entitle you to any ownership interest in any basket component or in the common stocks of the companies held by any basket component or included in any Underlying Index. For a discussion of the basket components, see “The Basket Components” below.
Are the securities principal protected?
No, the securities do not guarantee any return of principal at maturity. If the Final Basket Value is less than the Buffer Value, you will be exposed on a 1-to-1 basis to the decrease in the value of the Basket beyond the Buffer Value. Accordingly, if the Final Basket Value is less than the Buffer Value, you may lose up to 90% of your principal.
What will I receive upon maturity of the securities?
At maturity, for each security you own, you will receive a cash payment equal to the maturity payment amount. The maturity payment amount to which you will be entitled depends on the percentage change in the value of the Basket calculated based on the Final Basket Value (as defined below) relative to the Initial Basket Value (as defined below), and whether or not the Final Basket Value is below the Buffer Value (as defined below).
The maturity payment amount for each security will be determined by the calculation agent as described below:
•	If the Final Basket Value is greater than the Initial Basket Value, the maturity payment amount per security will equal the lesser of:
(b) the maximum maturity payment amount.
The Participation Rate will be 110%. The maximum maturity payment amount will be [$1,315.00 - $1,355.00] per security, to be determined on the pricing date, and set forth in the final pricing supplement.
•	If the Final Basket Value is equal to or less than the Initial Basket Value but greater than or equal to the Buffer Value, the maturity payment amount per security will equal $1,000.
•	If the Final Basket Value is less than the Buffer Value, the maturity payment amount per security will equal:

If the Final Basket Value is less than the Buffer Value, the amount you will receive at maturity will be less than the principal amount of the securities, and you may lose up to 90% of your principal. If the Final Basket Value is zero, the maturity payment amount will be $100.00 per security, and you will lose 90% of your principal.
The Initial Basket Value is 100.
The Final Basket Value will be calculated based on the weighted returns of the basket components and will be equal to the product of (i) 100 and (ii) an amount equal to 1 plus the sum of: (A) 50.00% of the component return of the SPDR® Dow Jones® Industrial Average ETF Trust; (B) 30.00% of the component return of the SPDR® S&P MidCap 400® ETF Trust; and (C) 20.00% of the component return of the iShares® Russell 2000 ETF.
The component return of each basket component will be equal to:
Final Component Price – Initial Component Price
Initial Component Price
where,
The Initial Component Price of each basket component will be equal to its fund closing price on the pricing date and disclosed in the final pricing supplement for the securities.

The Final Component Price of each basket component will be determined by the calculation agent and will be its fund closing price on the valuation date, determined as described in the section “Specific Terms of the Securities.”
The Buffer Value is 90, which is 90% of the Initial Basket Value.
The valuation date is December 26, 2025, subject to postponement as set forth below.
See “Specific Terms of the Securities—Fund Closing Price,” “—Closing Price” and “—Adjustment Factor” for information on the determination of each fund closing price on any trading day.
You should understand that the opportunity to benefit from the possible increase in the value of the Basket through an investment in the securities is limited because the amount that you receive at maturity will never exceed the maximum maturity payment amount. The maximum maturity payment amount represents a maximum appreciation on the securities of [31.50% - 35.50%] over the principal amount of the securities. If the Final Basket Value is less than the Buffer Value, you will you will be exposed on a 1-1 basis to declines in the value of the Basket beyond the Buffer Value. Accordingly, if the value of the Basket decreases below the Buffer Value, you may lose up to 90% of your principal.

Hypothetical Examples
Set forth below are four hypothetical examples of the calculation of the maturity payment amount based on the following hypothetical values (the numbers appearing in the examples below have been rounded for ease of analysis):
Initial Basket Value: 100.00
Buffer Value: 90.00
Hypothetical maximum maturity payment amount: $1,335.00 (the mid-point of the range of maximum maturity payment amounts set forth in this pricing supplement)
Example 1—The hypothetical Final Basket Value is 70% of the Initial Basket Value, which is below the Buffer Value:
Hypothetical Final Basket Value: 70.00
Since the hypothetical Final Basket Value is less than the Initial Basket Value and below the Buffer Value, the amount you will receive at maturity will be equal to the issue price of $1,000 per security minus $1,000 times the difference between the Buffer Value and the hypothetical Final Basket Value, divided by the Initial Basket Value, and you would lose some of your principal. Since the hypothetical Final Basket Value declined by 30% from the Initial Basket Value to the hypothetical Final Basket Value, the maturity payment amount per security would be $800.00 per security, representing a 20% loss of the principal amount of your securities.
Example 2—The hypothetical Final Basket Value is 95% of the Initial Basket Value, which is below the Initial Basket Value, but above the Buffer Value:
Hypothetical Final Basket Value: 95.00
Since the hypothetical Final Basket Value is less than the Initial Basket Value but greater than the Buffer Value, the maturity payment amount per security will equal the principal amount of $1,000.00.
Example 3—The hypothetical Final Basket Value is 110% of the Initial Basket Value:
Hypothetical Final Basket Value: 110.00
Since the hypothetical Final Basket Value is greater than the Initial Basket Value, you would receive the principal amount of $1,000 plus 110% times the amount of the percentage change in the value of the Basket times $1,000, subject to the hypothetical maximum maturity payment amount of $1,335.00 (the mid-point of the range of maximum maturity payment amounts set forth in this pricing supplement). As the calculation of the maturity payment amount without taking into account the hypothetical maximum maturity payment amount would generate a result of $1,110.00 per security, your maturity payment amount would not be subject to the hypothetical maximum maturity payment amount of $1,335.00 per security. Your total cash payment at maturity would be $1,110.00 per security, representing an 11% total return.

Example 4—The hypothetical Final Basket Value is 160% of the Initial Basket Value:
Hypothetical Final Basket Value: 160.00
Since the hypothetical Final Basket Value is greater than the Initial Basket Value, you would receive the principal amount of $1,000 plus 110% times the amount of the percentage change in the value of the Basket times $1,000, subject to the hypothetical maximum maturity payment amount of $1,335.00 (the mid-point of the range of maximum maturity payment amounts set forth in this pricing supplement). Although the calculation of the maturity payment amount without taking into account the hypothetical maximum maturity payment amount would generate a result of $1,660.00 per security, your maturity payment amount would be limited to $1,335.00 per security, representing a 33.50% total return, because the payment on the securities at maturity may not exceed the hypothetical maximum maturity payment amount.

Hypothetical Returns
The following table assumes a hypothetical maximum maturity payment amount of $1,335.00, the mid-point of the maximum maturity payment amount range set forth above, the Initial Basket Value of 100.00, and a range of hypothetical Final Basket Values and illustrates:
•	the hypothetical percentage change from the Initial Basket Value to the hypothetical Final Basket Value;
•	the hypothetical maturity payment amount per security; and
•	the hypothetical pre-tax total rate of return to beneficial owners of the securities.
The figures below are rounded for ease of analysis and are for purposes of illustration only. The actual maturity payment amount will depend on the actual maximum maturity payment amount and the Final Basket Value, as determined by the calculation agent as described in this pricing supplement.
Hypothetical Final Basket Value		Hypothetical Percentage Change from the Initial Basket Value to the Hypothetical Final Basket Value	Hypothetical Maturity Payment Amount per Security(1)	Hypothetical Pre Tax Total Rate of Return on the Securities
0.00		-100.00%	$100.00	-90.00%
10.00		-90.00%	$200.00	-80.00%
20.00		-80.00%	$300.00	-70.00%
30.00		-70.00%	$400.00	-60.00%
40.00		-60.00%	$500.00	-50.00%
50.00		-50.00%	$600.00	-40.00%
60.00		-40.00%	$700.00	-30.00%
70.00		-30.00%	$800.00	-20.00%
80.00		-20.00%	$900.00	-10.00%
90.00	(2)	-10.00%	$1,000.00	0.00%
95.00		-5.00%	$1,000.00	0.00%
100.00	(3)	0.00%	$1,000.00	0.00%
110.00		10.00%	$1,110.00	11.00%
120.00		20.00%	$1,220.00	22.00%
130.00		30.00%	$1,330.00	33.00%
130.45		30.45%	$1,335.00	33.50%
140.00		40.00%	$1,335.00	33.50%
150.00		50.00%	$1,335.00	33.50%
160.00		60.00%	$1,335.00	33.50%

(1)	Based on a hypothetical maximum maturity payment amount of $1,335.00 (the mid-point of the range of maximum maturity payment amounts set forth in this pricing supplement).
(2)	This is the Buffer Value.
(3)	This is the Initial Basket Value.

The following graph sets forth the return at maturity for a range of hypothetical percentage changes of the value of the Basket, based on a hypothetical maximum maturity payment amount of $1,335.00 per $1,000.00 security (33.50% over the principal amount) and the Initial Basket Value of 100.
Return Profile of Market Linked Securities – Leveraged Upside Participation to a Cap
and Fixed Percentage Buffered Downside Principal at Risk Securities vs. the Basket

Who should or should not consider an investment in the securities?
We have designed the securities for investors who seek exposure to the Basket, who believe that the Basket value will increase over the term of the securities, and who want to participate in 110% times the possible appreciation of the Basket (measured by the percentage change in the value of the Basket based on the Final Basket Value relative to the Initial Basket Value), subject to the maximum maturity payment amount of [31.50% - 35.50%] over the principal amount of the securities; who understand that, if the Final Basket Value is less than the Buffer Value, they will lose money on their investment; and who are willing to hold their securities until maturity. Investors in the securities should be willing to risk up to 90% of their investment.
The securities are not designed for, and may not be a suitable investment for, investors who are unable or unwilling to hold the securities to maturity, who seek principal protection for their investment, who are unwilling to make an investment exposed to downside performance risk of the Basket or who are unwilling to purchase securities with an initial estimated value as of the pricing date that is lower than the initial public offering price and that may be as low as the low end of the estimated value range set forth on the cover page. The securities may not be a suitable investment for investors who prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

What will I receive if I sell the securities prior to maturity?
The market value of the securities may fluctuate during the term of the securities. Several factors and their interrelationship will influence the market value of the securities, including the price of each basket component, dividend yields of the common stocks held by each basket component, the time remaining to maturity of the securities, interest rates and the volatility of each basket component. Depending on the impact of these factors, you may receive less than $1,000 per security from any sale of your securities before the maturity date of the securities and less than what you would have received had you held the securities until maturity. Assuming no change in market conditions or other relevant factors, the price, if any, at which you may be able to sell your securities prior to maturity will be less than the initial public offering price and, subject to the discussion regarding secondary market prices during the 4 months following the original issue date in “Supplemental Plan of Distribution” below, will be less than the initial estimated value of the securities that will be set forth on the cover page of the final pricing supplement. For more details, see “Risk Factors —Many factors affect the market value of the securities” and “—The price, if any, at which you may be able to sell your securities prior to maturity may be less than the initial public offering price and our initial estimated value” below.
How have the Basket and the basket components performed historically?
You can find a graph setting forth the closing prices of each basket component from January 1, 2016 to a recent date, in the section entitled “Historical Closing Prices of the Basket Components” in this pricing supplement. We obtained the historical information from Bloomberg Financial Markets, without independent verification. You should not take the past performance of any basket component as an indication of how the basket components will perform in the future.
In addition, you can find a graph setting forth the hypothetical daily values of the Basket for the period from January 1, 2016 to a recent date in the section entitled “The Basket.” We have provided this hypothetical historical information to help you evaluate how the Basket would have performed in the recent past, however the hypothetical past performance of the Basket is not indicative of how the Basket will perform in the future.
What are the United States federal income tax consequences of investing in the securities?
By purchasing the securities, you agree (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the securities for all U.S. federal income tax purposes as pre-paid cash-settled derivative contracts in respect of the Basket that are "open transactions." If the securities are so treated, subject to the potential application of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code of 1986, as amended (the Code), a U.S. holder should generally recognize capital gain or loss upon the sale, exchange or maturity of the securities in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the securities.
Please read carefully the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in this pricing supplement, the section entitled “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.
What are the Canadian federal income tax consequences of investing in the securities?
For a discussion of the Canadian federal income tax consequences of investing in the securities, please read carefully the section entitled “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.
Will the securities be listed on a stock exchange?
The securities will not be listed on any securities exchange. There can be no assurance that a liquid trading market will develop for the securities. Accordingly, if you sell your securities prior to maturity, you may have to sell them at a substantial loss. You should review the section entitled “Risk Factors — There may not be an active trading market for the securities” in this pricing supplement.

Are there any risks associated with my investment?
Yes, an investment in the securities is subject to significant risks, including the risk of loss of up to 90% of your principal. We urge you to read the detailed explanation of risks in “Risk Factors” below and in the accompanying prospectus supplement.

ADDITIONAL INFORMATION
You should read this pricing supplement together with the prospectus dated September 14, 2021, as supplemented by the prospectus supplement dated September 14, 2021, relating to our Senior Global Medium-Term Notes, Series I, of which these securities are a part. This pricing supplement, together with these documents, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.
You should rely only on the information provided or incorporated by reference in this pricing supplement, the prospectus and the prospectus supplement. We have not authorized anyone else to provide you with different information, and we take no responsibility for any other information that others may give you. We, Wells Fargo Securities, LLC and any other dealers are offering to sell the securities and seeking offers to buy the securities only in jurisdictions where it is lawful to do so. The information contained in this pricing supplement and the accompanying prospectus supplement and prospectus is current only as of their respective dates.
If the information in this pricing supplement differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this pricing supplement.
You should carefully consider, among other things, the matters set forth in “Risk Factors” in this pricing supplement and the accompanying prospectus supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
•	Prospectus dated September 14, 2021: https://www.sec.gov/Archives/edgar/data/1000275/000121465921009470/rbc911212424b3.htm

•	Prospectus Supplement dated September 14, 2021: https://www.sec.gov/Archives/edgar/data/1000275/000121465921009472/rbcsupp911210424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1000275.
Please see the section “Documents Incorporated by Reference” on page i of the above prospectus for a description of our filings with the SEC that are incorporated by reference therein.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Royal Bank of Canada toll-free at 1-877-688-2301.

RISK FACTORS
An investment in the securities is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying prospectus supplement and prospectus. The securities have complex features and are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the basket components or the common stocks held by the basket components. Investors in the securities are also exposed to further risks related to the Issuer of the securities, Royal Bank of Canada, which are described in Royal Bank of Canada’s most recent annual report on Form 40-F, filed with the SEC and incorporated by reference herein. See the categories of risks identified and disclosed in the management’s discussion and analysis of financial condition and results of operations included in the annual report on Form 40-F. This section (and the management’s discussion and analysis section of the annual report on Form 40-F) describes the most significant risks relating to the securities. You should carefully consider whether the securities are suited to your particular circumstances.
Risks Relating to the Terms and Structure of the Securities
Your investment may result in a loss of up to 90% of your principal
We will not repay you a fixed amount of principal on the securities at maturity. The payment at maturity on the securities will depend on the percentage change in the value of the Basket based on the Final Basket Value relative to the Initial Basket Value, and whether or not the Final Basket Value is less than the Buffer Value. Because the value of the Basket is subject to market fluctuations, the amount of cash you receive at maturity may be more or less than the principal amount of the securities. If the Final Basket Value is less than the Buffer Value, you will be exposed on a 1-to-1 basis to declines in the value of the Basket beyond the Buffer Value. Accordingly, if the value of the Basket decreases below the Buffer Value, you may lose up to 90% of your principal.
You will not receive interest payments on the securities
You will not receive any periodic interest payments on the securities or any interest payment at maturity. Your payment at maturity will depend on the percentage change in the value of the Basket based on the Final Basket Value relative to the Initial Basket Value, and whether or not the Final Basket Value is below the Buffer Value.
Your yield may be lower than the yield on a standard debt security of comparable maturity
The yield that you will receive on your securities, which could be negative, may be less than the return you could earn on other investments. Even if your yield is positive, your yield may be less than the yield you would earn if you purchased one of our standard senior non-callable debt securities with the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money. Unlike conventional senior non-callable debt securities, the securities do not guarantee the return of all of the principal amount at maturity. In addition, no interest will be paid during the term of your securities.
Your return is limited and will not reflect the return of owning the shares of the basket components or the common stocks held by the basket components
You should understand that the opportunity to participate in the possible appreciation in the prices of the basket components through an investment in the securities is limited because the amount that you receive at maturity will never exceed the maximum maturity payment amount. The maximum maturity payment amount represents a maximum appreciation on the securities of [31.50% - 35.50%] over the principal amount of the securities. Although any positive return on the securities is based on 110% times any percentage increase of the Basket, in no event will the amount you receive at maturity be greater than the maximum maturity payment amount of [$1,315.00 - $1,355.00] per security. The maximum maturity payment amount will be determined on the pricing date and disclosed in the final pricing supplement for the securities.
The amount to be paid at maturity is not linked to the prices of the basket components at any time other than the valuation date
The payment at maturity will be based on the prices of the basket components only on the valuation date. Therefore, for example, if the fund closing prices of the basket components decreased precipitously on the valuation date, the payment on the securities may be significantly less than it would otherwise have been had the payment been linked to the fund closing prices of the basket components prior to that decrease. Although the actual value of the Basket on the maturity date or at other times during the term of the securities may be higher than the Final Basket Value on the valuation date, you will not benefit from the fund closing prices of the basket components at any time other than the valuation date.
Owning the securities is not the same as owning the shares of the basket components or the common stocks held by the basket components
The return on your securities will not reflect the return you would realize if you actually owned and held the shares of the basket components or the common stocks held by the basket components for a similar period. First, because the maturity payment amount will be determined based on the prices of the basket components, the return on the securities will not take into account the value of any dividends that may be paid on the basket components or the common stocks held by the basket components. Second, as a holder of the securities, you will not be entitled to receive those dividends, nor will you have voting rights or any other rights that holders of the shares of the basket components or the common stocks held by the basket components may have. Even if the value of the Basket increases above the Initial Basket Value during the term of the securities, the market value of the securities may not increase by the same amount. It is also possible for the value of the Basket to increase while the market value of the securities declines.
Changes in the prices of the basket components may offset each other
Movements in the prices of the basket components may not correlate with each other. At a time when the price of one basket component increases, the prices of the other basket component may not increase as much or may even decline. Therefore, in calculating the value of the Basket, increases in the prices of one basket component may be moderated, or be more than offset, by lesser increases or decreases in the prices of the other basket component. Because of its greater weight in the basket, any decrease in the value of the DIA will have a greater impact on the value of the Basket than a comparable decrease in the value of the other basket components.
The securities will be debt obligations of Royal Bank of Canada. No other company or entity will be responsible for payments under the securities
The securities will be issued by Royal Bank of Canada. The securities will not be guaranteed by any other company or entity. No other entity or company will be responsible for payments under the securities or liable to holders of the securities if Royal Bank of Canada defaults under the securities. Royal Bank of Canada’s credit ratings are an assessment of our ability to pay our obligations, including those on the securities. Consequently, if we default on our obligations, you could lose your entire investment, and actual or anticipated declines in our creditworthiness may affect the value of the securities. The securities will not be issued by or guaranteed by Wells Fargo Securities, LLC or any of its affiliates.
The tax treatment of the securities is uncertain and gain on the securities may be treated as ordinary income under the constructive ownership rules
The tax treatment of the securities is uncertain. We do not plan to request a ruling from the Internal Revenue Service (IRS) or from the Canada Revenue Agency regarding the tax treatment of the securities, and the IRS, the Canada Revenue Agency or a court may not agree with the tax treatment described in this pricing supplement.
Since each basket component is an exchange traded fund, while the matter is not entirely clear, there exists a substantial risk that an investment in the securities is a “constructive ownership transaction” to which Section 1260 of the Code applies. If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a U.S. holder in respect of the securities could be recharacterized as ordinary income, in which case certain interest charges would apply. See the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences – Supplemental U.S. Tax Considerations – Potential Application of Section 1260 of the Code” below.
The IRS has issued a notice indicating that it and the U.S. Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the securities even though that holder will not receive any payments with respect to the securities until maturity or earlier sale or exchange and whether all or part of the gain a holder may recognize upon sale, exchange or maturity of an instrument such as the securities should be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis.

Please read carefully the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in this pricing supplement, the section entitled “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.
For a discussion of the Canadian federal income tax consequences of investing in the securities, please read the section entitled “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.
Risks Relating to the Secondary Market for the Securities
There may not be an active trading market for the securities
The securities will not be listed on any securities exchange. There can be no assurance that a liquid trading market will develop for the securities. Even if a secondary market for the securities develops, it may not provide significant liquidity and transaction costs in any secondary market could be high. As a result, the difference between bid and asked prices for the securities in any secondary market could be substantial. If you sell your securities before maturity, you may have to do so at a discount from the initial public offering price, and, as a result, you may suffer substantial losses.
Wells Fargo Securities, LLC and its broker-dealer affiliates may make a market for the securities, although they are not required to do so. As market makers, trading of the securities may cause Wells Fargo Securities, LLC or its broker-dealer affiliates to have long or short positions in the securities. Because we do not expect that any other market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which Wells Fargo Securities, LLC or its broker-dealer affiliates may be willing to buy your securities. See “Supplemental Plan of Distribution.”
Many factors affect the market value of the securities
The market value of the securities prior to maturity will be affected by factors that interrelate in complex ways. It is important for you to understand that the effect of one factor may offset any increase in the market value of the securities caused by another factor and that the effect of one factor may compound any decrease in the market value of the securities caused by another factor. For example, a change in the volatility of one or more of the basket components may offset some or all of any increase in the market value of the securities attributable to another factor, such as an increase in the price of one or more basket components. In addition, a change in interest rates may offset other factors that would otherwise change the value of the Basket, and therefore, may change the market value of the securities. We expect that the market value of the securities will depend to a significant extent on the amount, if any, by which the Basket value during the term of the securities exceeds or does not exceed the Initial Basket Value. If you choose to sell your securities when the value of the Basket exceeds the Initial Basket Value, you may receive substantially less than the amount that would be payable at maturity based on this price because of the expectation that the Basket value will continue to fluctuate until the Final Basket Value is determined. We believe that other factors that may also influence the value of the securities include:
•	the volatility (frequency and magnitude of changes in the price) of each basket component and, in particular, market expectations regarding the volatility of the basket components;
•	market interest rates in the U.S.;
•	the dividend yields of the common stocks held by the basket components;
•	our creditworthiness, as perceived in the market;
•	changes that affect the basket components, such as additions, deletions or substitutions;
•	the time remaining to maturity; and

•
geopolitical, economic, financial, political, regulatory or judicial events as well as other conditions may affect the common stocks held by the basket components, or the market price of shares of the basket components themselves.

Risks Relating to the Basket Components
An investment in securities linked to IWM is subject to risks associated with an investment in stocks with a small market capitalization
The IWM is linked to stocks issued by companies with relatively small market capitalizations. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies. As a result, the share price of the IWM may be more volatile than that of a market measure that does not track solely small-capitalization stocks. Stock prices of small-capitalization companies are also often more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, and be less attractive to many investors if they do not pay dividends. In addition, small capitalization companies are often less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of those individuals. Small capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their target markets, fewer financial resources and fewer competitive strengths than large-capitalization companies. These companies may also be more susceptible to adverse developments related to their products or services.
The correlation between the performance of a basket component and the performance of its Underlying Index may be imperfect, especially during periods of market volatility
Each basket component uses a representative sampling strategy or an indexing strategy to track the performance of its Underlying Index. This may give rise to tracking error, i.e., the discrepancy between the performance of the basket component and the performance of its Underlying Index. In addition, because the shares of the basket components are traded on a securities exchange and are subject to market supply and investor demand, the market price of one share of a basket component may differ from its net asset value per share. Because of the potential discrepancies identified above, the returns on a basket component may not correlate perfectly with the returns on its Underlying Index over the same period. For more information, see “The Basket Components” below.
During periods of market volatility, securities held by one or more basket components may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of a basket component and the liquidity of that basket component may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the applicable basket component. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of a basket component. As a result, under these circumstances, the market value of shares of a basket component may vary substantially from its net asset value per share.
The policies of the investment advisers of the basket components and changes that affect the Underlying Indices could affect the amount payable on the securities and their market value
The policies of each basket component’s investment adviser concerning the management of the basket component, additions, deletions or substitutions of the securities held by the basket component, and the manner in which changes affecting the applicable Underlying Index are reflected in the basket component could affect the market price of shares of the basket component and, therefore, the amount payable on the securities on the maturity date and the market value of the securities before that date. The amount payable on the securities and their market value could also be affected if any basket component’s investment adviser changes these policies, for example, by changing the manner in which it manages the basket component, or if the investment adviser discontinues or suspends maintenance of the basket component, in which case it may become difficult to determine the market value of the securities.
We have no affiliation with the Index Sponsors and will not be responsible for any actions taken by the Index Sponsors
We have no affiliation with the sponsors of the Underlying Indices (the Index Sponsors) will not be involved in the offering of the securities. Consequently, we have no control of the actions of the Index Sponsors, including any actions of the type that would affect the composition of any Underlying Index, and therefore, the price of the applicable basket component. The Index Sponsors have no obligation of any sort with respect to the securities. Thus, the Index Sponsors have no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the securities.
Historical prices of the basket components should not be taken as an indication of their future prices during the term of the securities
The trading prices of the common stocks held by a basket component will determine the price of that basket component at any given time. As a result, it is impossible to predict whether the price of any basket component will rise or fall. Trading prices of the common stocks held by the basket components will be influenced by complex and interrelated political, economic, financial and other factors that can affect the issuers of those stocks held by the basket components.
Risks Relating to the Initial Estimated Value of the Securities
Our initial estimated value of the securities will be less than the initial public offering price
Our initial estimated value of the securities will be less than the initial public offering price of the securities. This is due to, among other things, the fact that the initial public offering price of the securities reflects the borrowing rate we pay to issue securities of this kind (an internal funding rate that is lower than the rate at which we borrow funds by issuing conventional fixed rate debt), and the inclusion in the initial public offering price of the underwriting discount and commission and hedging and other costs associated with the securities.
The price, if any, at which you may be able to sell your securities prior to maturity may be less than the initial public offering price and our initial estimated value
Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your securities prior to maturity will be less than the initial public offering price and, subject to the discussion in the next paragraph, will be less than our initial estimated value. This is because any such sale price would not be expected to include the underwriting discount and commission or hedging or other costs associated with the securities, including the estimated profit that we, our affiliates, and/or any of our hedging counterparty(ies) expect to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. In addition, any price at which you may sell the securities is likely to reflect customary bid-ask spreads for similar trades, and the cost of unwinding any related hedge transactions. In addition, the value of the securities determined for any secondary market price is expected to be based in part on the yield that is reflected in the interest rate on our conventional debt securities of similar maturity that are traded in the secondary market, rather than the internal funding rate that we used to price the securities and determine the initial estimated value. As a result, the secondary market price of the securities will be less than if the internal funding rate was used. These factors, together with various credit, market and economic factors over the term of the securities, and, potentially, changes in the value of the Basket, are expected to reduce the price at which you may be able to sell the securities in any secondary market and will affect the value of the securities in complex and unpredictable ways. Moreover, we expect that any secondary market price will be based on Wells Fargo Securities, LLC’s valuation of the securities, which may differ from (and may be lower than) the valuation that we would determine for the securities at that time based on the methodology by which we determined the initial estimated value range set forth on the cover page of this document.
As set forth below in the section “Supplemental Plan of Distribution,” for a limited period of time after the original issue date, Wells Fargo Securities, LLC may purchase the securities at a price that is greater than the price that would otherwise be determined at that time as described in the preceding paragraph. However, over the course of that period, assuming no changes in any other relevant factors, the price you may receive if you sell your securities is expected to decline.
The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.
The initial estimated value of the securities is an estimate only, calculated as of the time the terms of the securities are set
Our initial estimated value of the securities is based on the value of our obligation to make the payments on the securities, together with the mid-market value of the derivative embedded in the terms of the securities. See “Supplemental

Plan of Distribution—Structuring the Securities” below. Our estimate is based on a variety of assumptions, including our internal funding rate (which represents a discount from our credit spreads), expectations as to dividends on the securities held by the basket components, interest rates and volatility, and the expected term of the securities. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities, including Wells Fargo Securities, LLC in connection with determining any secondary market price for the securities, may value the securities or similar securities at a price that is significantly different than we do.
The value of the securities at any time after the pricing date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the securities in any secondary market, if any, should be expected to differ materially from our initial estimated value of your securities.
Risks Relating to Conflicts of Interest
Hedging transactions may affect the return on the securities
As described under “Use of Proceeds and Hedging” below, we, through one or more of our affiliates or hedging counterparties, may hedge our obligations under the securities by purchasing shares of the basket components, the securities held by the basket components, futures or options on the basket components or the securities held by the basket components, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the trading prices of the securities held by the basket components or the prices of the basket components, and may adjust these hedges by, among other things, purchasing or selling any of these assets at any time. Although they are not expected to, any of these hedging activities may adversely affect the trading prices of the securities held by the basket components and/or the prices of the basket components and, therefore, the market value of the securities. It is possible that we or one or more of our hedging counterparties could receive substantial returns from these hedging activities while the market value of the securities declines.
Potential conflicts of interest could arise
We, Wells Fargo Securities, LLC and our respective affiliates may engage in trading activities related to the basket components or the stocks held by the basket components that are not for the account of holders of the securities or on their behalf. These trading activities may present a conflict between the holders’ interest in the securities and the interests we, Wells Fargo Securities, LLC and our respective affiliates will have in the proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our customers and in accounts under our management. These trading activities could be adverse to the interests of the holders of the securities.
We, Wells Fargo Securities, LLC and our respective affiliates may presently or from time to time engage in business with one or more of the issuers of the securities held by the basket components. This business may include extending loans to, or making equity investments in, such companies or providing advisory services to such companies, including merger and acquisition advisory services. In the course of business, we, Wells Fargo Securities, LLC and our respective affiliates may acquire non-public information relating to these companies and, in addition, one or more of our affiliates or the affiliates of the agent may publish research reports about these companies. Neither we nor the agent make any representation to any purchasers of the securities regarding any matters whatsoever relating to the issuers of the securities held by the basket components. Any prospective purchaser of the securities should undertake an independent investigation of these companies as in its judgment is appropriate to make an informed decision regarding an investment in the securities. The offering of the securities does not reflect any investment or sell recommendations by us, Wells Fargo Securities, LLC or our respective affiliates as to any basket component or the securities that the basket component holds.
Anti-dilution adjustments relating to the shares of a basket component do not address every event that could affect such shares
An adjustment factor, as described herein, will be used to determine the price of each basket component on the Valuation Date. The adjustment factor will be adjusted by the calculation agent for certain events affecting the shares of the applicable basket component. However, the calculation agent will not make an adjustment for every event that could affect such shares. If an event occurs that does not require the calculation agent to adjust the adjustment factor, the value of the securities may be adversely affected.

The calculation agent may postpone the valuation date and, therefore, determination of the Final Basket Value and the maturity date if a market disruption event occurs on the valuation date
The valuation date with respect to a basket component and, therefore, determination of the Final Basket Value may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the valuation date with respect to that basket component. As a result, the maturity date for the securities would be postponed. You will not be entitled to compensation from us or the calculation agent for any loss suffered as a result of the occurrence of a market disruption event, any resulting delay in payment or any change in the price of any basket component after the valuation date. See “Specific Terms of the Securities — Valuation Date” and “— Market Disruption Events” below.
There are potential conflicts of interest between you and the calculation agent
The calculation agent will, among other things, determine the amount of your payment at maturity on the securities. Our wholly-owned subsidiary, RBC Capital Markets, LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date without notice to you. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affects a basket component. Since this determination by the calculation agent will affect the payment at maturity on the securities, the calculation agent may have a conflict of interest if it needs to make a determination of this kind. In addition, the calculation agent will determine the initial estimated value of the securities on the pricing date.

SPECIFIC TERMS OF THE SECURITIES
The securities are to be issued pursuant to the terms of the Indenture dated as of October 23, 2003, between Royal Bank of Canada and The Bank of New York Mellon (as supplemented to date, the “Indenture”).
The information contained in this section and in the prospectus supplement and the prospectus summarizes some of the terms of the securities and the Indenture. This summary does not contain all of the information that may be important to you as a potential investor in the securities. We have filed copies of the Indenture with the SEC.
Issuer:	Royal Bank of Canada
Specified Currency:	U.S. dollars
Principal Amount:	$1,000 per security
Aggregate Principal Amount:	$•
Agent:	Wells Fargo Securities, LLC
The agent may make sales through its affiliates or selling agents.
Agent Acting in the Capacity of:	Principal
Pricing Date:	December 30, 2021
Original Issue Date:	January 4, 2022
Maturity Date:
January 5, 2026, subject to postponement as described below. The maturity date will be a business day. If the maturity date would otherwise be a date that is not a business day, the maturity date will be postponed to the next succeeding date that is a business day and no interest will accrue or be payable as a result of that postponement.

Valuation Date:
December 26, 2025. If such day is not a trading day with respect to any basket component, the valuation date for each basket component will be postponed to the next succeeding trading day that is a trading day with respect to each basket component. If a market disruption event (as defined under “—Market Disruption Events” below) occurs or is continuing with respect to a basket component on the valuation date, then the valuation date for such basket component will be postponed to the first succeeding trading day for such basket component on which a market disruption event for such basket component has not occurred and is not continuing; however, if such first succeeding trading day has not occurred as of the eighth trading day for such basket component after the originally scheduled valuation date, that eighth trading day shall be deemed to be the valuation date for such basket component. If the valuation date has been postponed eight trading days for a basket component after the originally scheduled valuation date and a market disruption event occurs or is continuing with respect to such basket component on such eighth trading day, the calculation agent will determine the closing price of such basket component on such eighth trading day based on its good faith estimate of the value of the shares (or other applicable securities) of such basket component as of the close of trading on such eighth trading day. Notwithstanding a postponement of the valuation date for a particular basket component due to a market disruption event with respect to such basket component, the originally scheduled valuation date will remain the valuation date for any basket component not affected by a market disruption event.
If the valuation date is postponed as to one or more of the basket components, then the maturity date of the securities will be postponed by an equal number of business days.

The Basket:
The return on the securities is linked to the performance of the following three basket components, having the weightings noted in parentheses: the SPDR® Dow Jones® Industrial Average ETF Trust (50.00%); the SPDR® S&P MidCap 400® ETF Trust (30.00%); and the iShares® Russell 2000 ETF (20.00%).

Payment at Maturity:
At maturity, for each security you own, you will receive a cash payment equal to the maturity payment amount. The maturity payment amount to which you will be entitled depends on the change in the value of the Basket based on the Final Basket Value relative to the Initial Basket Value, and whether or not the Final Basket Value is below the Buffer Value.

The maturity payment amount for each security will be determined by the calculation agent as described below:
•          If the Final Basket Value is greater than the Initial Basket Value, the maturity payment amount per security will equal the lesser of:

(a) $1,000 + ($1,000 x	Final Basket Value – Initial Basket Value	x Participation Rate); and
Initial Basket Value

(b) the maximum maturity payment amount
•          If the Final Basket Value is less than or equal to the Initial Basket Value but greater than or equal to the Buffer Value, the maturity payment amount per security will equal $1,000.
•        If the Final Basket Value is less than the Buffer Value, the maturity payment amount per security will equal:

$1,000 – ($1,000 x	Buffer Value – Final Basket Value	)
Initial Basket Value
If the Final Basket Value is less than the Buffer Value, you may lose up to 90% of your principal. If the Final Basket Value is zero, the maturity payment amount will be $100.00 per security.
Participation Rate:	110%
Maximum Maturity Payment Amount:	[$1,315.00 - $1,355.00] (to be determined on the pricing date)
Initial Basket Value:	100
Final Basket Value:
The Final Basket Value will be calculated based on the weighted returns of the basket components and will be equal to the product of (i) 100 and (ii) an amount equal to 1 plus the sum of: (A) 50.00% of the component return of the SPDR® Dow Jones® Industrial Average ETF Trust; (B) 30.00% of the component return of the SPDR® S&P MidCap 400® ETF Trust; and (C) 20.00% of the component return of the iShares® Russell 2000 ETF.

Buffer Value:	90, which is 90% of the Initial Basket Value.
Component Return:
The component return of each basket component will be equal to:
Final Component Price – Initial Component Price
Initial Component Price
where,
•         the Initial Component Price will be the fund closing price of the basket component on the pricing date, and
•         the Final Component Price will be the fund closing price on the valuation date multiplied by its adjustment factor on that day.

Closing Price:
The “closing price” with respect to one share of a basket component (or one unit of any other security for which a closing price must be determined) on any trading day means the official closing price on such day published by the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such basket component (or any such other security) is listed or admitted to trading.
Fund Closing Price:
With respect to a basket component, the “fund closing price” on any trading day means the product of (i) the closing price of one share of such basket component (or one unit of any other security for which a fund closing price must be determined) on such trading day and (ii) the adjustment factor applicable to such basket component on such trading day.

Market Disruption Events:
A “market disruption event”, means, with respect to a basket component, any of the following events as determined by the calculation agent in its sole discretion:
•         the occurrence or existence of a material suspension of or limitation imposed on trading by the relevant stock exchange (as defined below) or otherwise relating to the shares (or other applicable securities) of such basket component or any successor basket component on the relevant stock exchange at any time during the one-hour period that ends at the close of trading on such day, whether by reason of movements in price exceeding limits permitted by such relevant stock exchange or otherwise;
•       the occurrence or existence of a material suspension of or limitation imposed on trading by any related futures or options exchange (as defined below) or otherwise in futures or options contracts relating to the shares (or other applicable securities) of such basket component or any successor basket component on any related futures or options exchange at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by the related futures or options exchange or otherwise;
•          the occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, shares (or other applicable securities) of such basket component or any successor basket component on the relevant stock exchange at any time during the one-hour period that ends at the close of trading on that day;
•         the occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to shares (or other applicable securities) of such basket component or any successor basket component on any related futures or options exchange at any time during the one-hour period that ends at the close of trading on that day;
•         the closure of the relevant stock exchange or any related futures or options exchange with respect to such basket component or any successor basket component prior to its scheduled closing time unless the earlier closing time is announced by the relevant stock exchange or related futures or options exchange, as applicable, at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such relevant stock exchange or related futures or options exchange, as applicable, and (2) the submission deadline for orders to be entered into the relevant stock exchange or related futures or options exchange, as applicable, system for execution at the close of trading on that day; or
•          the relevant stock exchange or any related futures or options exchange with respect to such basket component or any successor basket component fails to open for trading during its regular trading session.
For purposes of determining whether a market disruption event has occurred with respect to a basket component:
(1)               “close of trading” means the scheduled closing time of the relevant stock exchange with respect to such basket component or any successor basket component; and
(2)                the “scheduled closing time” of the relevant stock exchange or any related futures or options exchange on any trading day for such basket component or any successor basket component means the scheduled weekday closing time of such relevant stock exchange or related futures or options exchange on such trading day, without regard to after hours or any other trading outside the regular trading session hours.

Adjustment Factor:
The “adjustment factor” means, with respect to a share of a basket component (or one unit of any other security for which a fund closing price must be determined), 1.0, subject to adjustment in the event of certain events affecting the shares of such basket component. See “—Anti-dilution Adjustments Relating to a Fund” below.

Anti-Dilution Adjustments Relating to a Fund:
The calculation agent will adjust the adjustment factor with respect to a basket component as specified below if any of the events specified below occurs with respect to such basket component and the effective date or ex-dividend date, as applicable, for such event is after the pricing date and on or prior to the valuation date for such basket component.
The adjustments specified below do not cover all events that could affect a basket component, and there may be other events that could affect a basket component for which the calculation agent will not make any such adjustments, including, without limitation, an ordinary cash dividend. Nevertheless, the calculation agent may, in its sole discretion, make additional adjustments to any terms of the securities upon the occurrence of other events that affect or could potentially affect the market price of, or shareholder rights in, a basket component, with a view to offsetting, to the extent practical, any such change, and preserving the relative investment risks of the securities. In addition, the calculation agent may, in its sole discretion, make adjustments or a series of adjustments that differ from those described herein if the calculation agent determines that such adjustments do not properly reflect the economic consequences of the events specified in this pricing supplement or would not preserve the relative investment risks of the securities. All determinations made by the calculation agent in making any adjustments to the terms of the securities, including adjustments that are in addition to, or that differ from, those described in this pricing supplement, will be made in good faith and a commercially reasonable manner, with the aim of ensuring an equitable result. In determining whether to make any adjustment to the terms of the securities, the calculation agent may consider any adjustment made by the Options Clearing Corporation or any other equity derivatives clearing organization on options contracts on the affected basket component.
For any event described below, the calculation agent will not be required to adjust the adjustment factor for a basket component unless the adjustment would result in a change to such adjustment factor then in effect of at least 0.10%. The adjustment factor resulting from any adjustment will be rounded up or down, as appropriate, to the nearest one-hundred thousandth.
(A)             Stock Splits and Reverse Stock Splits
If a stock split or reverse stock split has occurred with respect to a basket component, then once such split has become effective, the adjustment factor for such basket component will be adjusted to equal the product of the prior adjustment factor for such basket component and the number of securities which a holder of one share (or other applicable security) of such basket component before the effective date of such stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.
(B)             Stock Dividends
If a dividend or distribution of shares (or other applicable securities) of a basket component has been made by such basket component ratably to all holders of record of such shares (or other applicable security), then the adjustment factor for such basket component will be adjusted on the ex-dividend date to equal the prior adjustment factor for such basket component plus the product of the prior adjustment factor and the number of shares (or other applicable security) of such basket component which a holder of one share (or other applicable security) of such basket component before the ex-dividend date would have owned or been entitled to receive immediately following that date; provided, however, that no adjustment will be made for a distribution for which the number of securities of such basket component paid or distributed is based on a fixed cash equivalent value. For example, if a one-for-one share dividend is made as to a basket component, its adjustment factor will be changed from 1 to 2.
(C)             Extraordinary Dividends
If an extraordinary dividend (as defined below) has occurred with respect to a basket component, then the adjustment factor for such basket component will be adjusted on the ex-dividend date to equal the product of the prior adjustment factor for such basket component and a fraction, the numerator of which is the closing price per share (or other applicable security) of such basket component on the trading day preceding the ex-dividend date, and the denominator of which is the amount by which the closing price per share (or other applicable security) of such basket component on the trading day preceding the ex-dividend date exceeds the extraordinary dividend amount (as defined below).
For purposes of determining whether an extraordinary dividend has occurred:
(1)          “extraordinary dividend” means any cash dividend or distribution (or portion thereof) that the calculation agent determines, in its sole discretion, is extraordinary or special; and
(2)        “extraordinary dividend amount” with respect to an extraordinary dividend for the securities of a basket component will equal the amount per share (or other applicable security) of such basket component of the applicable cash dividend or distribution that is attributable to the extraordinary dividend, as determined by the calculation agent in its sole discretion.
A distribution on the securities of a basket component described below under the section entitled “—Reorganization Events” below that also constitutes an extraordinary dividend will only cause an adjustment pursuant to that “—Reorganization Events” section.
(D)            Other Distributions
If a basket component declares or makes a distribution to all holders of the shares (or other applicable security) of such basket component of any non-cash assets, excluding dividends or distributions described under the section entitled “—Stock Dividends” above, then the calculation agent may, in its sole discretion, make such adjustment (if any) to the adjustment factor as it deems appropriate in the circumstances. If the calculation agent determines to make an adjustment pursuant to this paragraph, it will do so with a view to offsetting, to the extent practical, any change in the economic position of a holder of the securities that results solely from the applicable event.
(E)              Reorganization Events
If a basket component, or any successor basket component, is subject to a merger, combination, consolidation or statutory exchange of securities with another exchange traded fund, and such basket component is not the surviving entity (a “reorganization event”), then, on or after the date of such event, the calculation agent shall, in its sole discretion, make an adjustment to the adjustment factor for such basket component or the method of determining the maturity payment amount or any other terms of the securities as the calculation agent determines appropriate to account for the economic effect on the securities of such event, and determine the effective date of that adjustment. If the calculation agent determines that no adjustment that it could make will produce a commercially reasonable result, then the calculation agent may deem such event a liquidation event (as defined below).

Liquidation Events:
If a basket component is de-listed, liquidated or otherwise terminated (a “liquidation event”), and a successor or substitute exchange traded fund exists that the calculation agent determines, in its sole discretion, to be comparable to such basket component, then, upon the calculation agent’s notification of that determination to the Trustee and to us, any subsequent fund closing price for such basket component will be determined by reference to the fund closing price of such successor or substitute exchange traded fund (such exchange traded fund being referred to herein as a “successor basket component”), with such adjustments as the calculation agent determines are appropriate to account for the economic effect of such substitution on holders of the securities.
If a basket component undergoes a liquidation event prior to, and such liquidation event is continuing on, the date that any fund closing price of such basket component is to be determined and the calculation agent determines that no successor basket component is available at such time, then the calculation agent will, in its discretion, calculate the fund closing price for such basket component on such date by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate such basket component, provided that if the calculation agent determines in its discretion that it is not practicable to replicate such basket component (including but not limited to the instance in which the sponsor of an Underlying Index discontinues publication of the relevant Underlying Index), then the calculation agent will calculate the fund closing price for such basket component in accordance with the formula last used to calculate such fund closing price before such liquidation event, but using only those securities that were held by such basket component immediately prior to such liquidation event without any rebalancing or substitution of such securities following such liquidation event.
If a successor basket component is selected or the calculation agent calculates the fund closing price as a substitute for a basket component, such successor basket component or fund closing price will be used as a substitute for such basket component for all purposes, including for purposes of determining whether a market disruption event exists with respect to such basket component. Notwithstanding these alternative arrangements, a liquidation event with respect to a basket component may adversely affect the value of the securities.
If any event is both a reorganization event and a liquidation event, such event will be treated as a reorganization event for purposes of the securities unless the calculation agent makes the determination referenced in the last sentence of the section entitled “—Anti-Dilution Adjustments Relating to a Fund: Reorganization Events” above.

Alternate Calculation:
If at any time the method of calculating a basket component or a successor basket component, or the related Underlying Index, is changed in a material respect, or if a basket component or a successor basket component is in any other way modified so that such basket component does not, in the opinion of the calculation agent, fairly represent the price of the securities of such basket component or such successor basket component had such changes or modifications not been made, then the calculation agent may, at the close of business in New York City on the date that any fund closing price is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a closing price of a basket component comparable to such basket component or such successor basket component, as the case may be, as if such changes or modifications had not been made, and calculate the fund closing price of such basket component and the maturity payment amount with reference to such adjusted closing price of such basket component or such successor basket component, as applicable.

Calculation Agent:
RBC Capital Markets, LLC will serve as the calculation agent. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, absent a determination of a manifest error, will be conclusive for all purposes and binding on the holders and beneficial owners of the securities.

Trustee:	The Bank of New York Mellon
Business Day:
For purposes of the securities, a business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in The City of New York generally are authorized or obligated by law, regulation or executive order to close.

Trading Day:
A “trading day” with respect to a basket component means a day, as determined by the calculation agent, on which the relevant stock exchange and each related futures or options exchange with respect to such basket component or any successor thereto, if applicable, are scheduled to be open for trading for their respective regular trading sessions.
The “relevant stock exchange” for a basket component means the primary exchange or quotation system on which shares (or other applicable securities) of such basket component are traded, as determined by the calculation agent.

The “related futures or options exchange” for a basket component means each exchange or quotation system where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to such basket component.

Additional Amounts:
We will pay any amounts to be paid by us on the securities without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (taxes) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority. At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the securities, we will pay such additional amounts (Additional Amounts) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, will not be less than the amount the holder would have received had no such deduction or withholding been required.
However, no Additional Amounts will be payable with respect to a payment made to a holder of a security or of a right to receive payments in respect thereto (a Payment Recipient), which we refer to as an Excluded Holder, in respect of any taxes imposed because the beneficial owner or Payment Recipient:
(i)                    is someone with whom we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;
(ii)                  is subject to such taxes by reason of its being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder’s activity in connection with purchasing the securities, the holding of securities or the receipt of payments thereunder;
(iii)                is, or does not deal at arm’s length with a person who is, a specified shareholder (within the meaning of subsection 18(5) of the Income Tax Act (Canada)) of Royal Bank of Canada (generally a person will be a specified shareholder for this purpose if that person, either alone or together with persons with whom the person does not deal at arm’s length, owns 25% or more of (a) our voting shares, or (b) the fair market value of all of our issued and outstanding shares);
(iv)               presents such security for payment (where presentation is required) more than 30 days after the relevant date (except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting a security for payment on the last day of such 30 day period); for this purpose, the relevant date in relation to any payments on any security means:
a.       the due date for payment thereof, or
b.       if the full amount of the monies payable on such date has not been received by the Trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the securities in accordance with the Indenture;
(v)                  could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or requiring that any agent comply with, any statutory requirements necessary to establish qualification for an exemption from withholding or by making, or requiring that any agent make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority; or
(vi)               is subject to deduction or withholding on account of any tax, assessment, or other governmental charge that is imposed or withheld by reason of the application of Section 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended (Code) (or any successor provisions), any regulation, pronouncement, or agreement thereunder, official interpretations thereof, or any law implementing an intergovernmental approach thereto, whether currently in effect or as published and amended from time to time.
For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the securities at maturity.
We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. We will furnish to the Trustee, within 30 days after the date the payment of any Canadian taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the Trustee. We will indemnify and hold harmless each holder of the securities (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any Canadian taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the securities, and (y) any Canadian taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.
For additional information, see the section entitled “Tax Consequences—Canadian Taxation” in the accompanying prospectus.

Authorized Denominations:	$1,000 and integral multiples of $1,000 in excess thereof.
Form of Securities:	Book-entry
Listing:	The securities will not be listed on any securities exchange.
Events of Default and Acceleration:
If the maturity of the securities is accelerated upon an event of default under the Indenture, the amount payable upon acceleration will be determined by the calculation agent. The amount will be the maturity payment amount, calculated as if the date of declaration of acceleration were the valuation date.

THE BASKET
The Basket is comprised of the following three basket components, with each basket component having the weighting noted in parentheses: the SPDR® Dow Jones® Industrial Average ETF Trust (50.00%); the SPDR® S&P MidCap 400® ETF Trust (30.00%); and the iShares® Russell 2000 ETF (20.00%). The value of the Basket will increase or decrease depending upon the performance of the basket components. For more information regarding the basket components, see “The Basket Components” below. The Basket does not reflect the performance of all major securities markets.
The following graph sets forth the hypothetical historical daily values of the Basket for the period from January 1, 2016 to November 26, 2021, assuming that the Basket was constructed on January 1, 2016, with a starting value of 100 and that each of the basket components had the applicable weighting as of that day. We obtained the closing prices and other information used to create the graph below from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.
The hypothetical historical basket values, as calculated solely for the purposes of the offering of the securities, fluctuated in the past and may experience significant fluctuations in the future. Any historical upward or downward trend in the value of the Basket during any period shown below is not an indication that the percentage change in the value of the Basket is more likely to be positive or negative during the term of the securities. The hypothetical historical values do not give an indication of future values of the Basket.

THE BASKET COMPONENTS
We have derived the following information regarding the basket components and their Underlying Indices from publicly available documents published by State Street Global Advisors, as to the DIA and the MDY, and BlackRock Fund Advisors (“BFA”), as to the IWM, and the Index Sponsors. We have not independently verified the accuracy or completeness of the following information. We are not affiliated with any basket component, and no basket component will have any obligations with respect to the securities. This pricing supplement relates only to the securities and does not relate to the shares of the basket components or any assets included in the Underlying Indices. Neither we nor Wells Fargo Securities, LLC participates in the preparation of the publicly available documents described below. Neither we nor Wells Fargo Securities, LLC has made any due diligence inquiry with respect to the basket components in connection with the offering of the securities. There can be no assurance that all events occurring prior to the date of this pricing supplement, including events that would affect the accuracy or completeness of the publicly available documents described below, that would affect the trading price of the shares of any basket component have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning a basket component could affect the value of its shares on the valuation date and therefore could affect the payment at maturity.
Each of the basket components files documents with the SEC under the Investment Company Act. Those filings may be found on the SEC’s website, www.sec.gov. However, none of those filings shall be deemed to be included or incorporated by reference in this document.
SPDR® Dow Jones® Industrial Average ETF Trust (the “DIA”)
The shares of the SPDR® Dow Jones® Industrial Average ETF trade on the NYSE Arca under the symbol “DIA.” The DIA’s investment adviser is State Street Global Advisors.
The DIA seeks to provide investment results that, before fees and expenses, correspond generally to the performance of the Dow Jones Industrial Average® (the “INDU”). The DIA utilizes a “replication” investment approach in attempting to track the performance of the INDU. The DIA typically invests in substantially all of the securities which comprise the INDU in approximately the same proportions as the INDU. The shares of the DIA trade on the NYSE Arca under the symbol “DIA”.
The Dow Jones Industrial Average® (“INDU”)
The INDU is a price-weighted index, which means an underlying stock’s weight in the INDU is based on its price per share rather than the total market capitalization of the issuer. The INDU is designed to provide an indication of the composite performance of 30 common stocks of corporations representing a broad cross-section of U.S. industry. The corporations represented in the INDU tend to be market leaders in their respective industries and their stocks are typically widely held by individuals and institutional investors.
The INDU is maintained by an Averages Committee comprised of three representatives of S&P Dow Jones Indices and two representatives of The Wall Street Journal (“WSJ”). Generally, composition changes occur only after mergers, corporate acquisitions or other dramatic shifts in a component's core business. When such an event necessitates that one component be replaced, the entire INDU is reviewed. As a result, when changes are made they typically involve more than one component. While there are no rules for component selection, a stock typically is added only if it has an excellent reputation, demonstrates sustained growth, is of interest to a large number of investors and accurately represents the sector(s) covered by the average.
Changes in the composition of the INDU are made entirely by the Averages Committee without consultation with the corporations represented in the INDU, any stock exchange, any official agency or us. Unlike most other indices, which are reconstituted according to a fixed review schedule, constituents of the INDU are reviewed on an as-needed basis. Changes to the common stocks included in the INDU tend to be made infrequently, and the underlying stocks of the INDU may be changed at any time for any reason. The companies currently represented in the INDU are incorporated in the United States and its territories and their stocks are listed on the New York Stock Exchange and Nasdaq.
In addition to the daily governance of indices and maintenance of index methodologies, at least once within any 12-month period, the index methodology is reviewed to help ensure that the INDU continues to achieve the stated objectives, and that the data and methodology remain effective. In certain instances, S&P Dow Jones Indices may publish a consultation inviting comments from external parties.
The INDU initially consisted of 12 common stocks and was first published in the WSJ in 1896. The INDU was increased to include 20 common stocks in 1916 and to 30 common stocks in 1928. The number of common stocks in the INDU has remained at 30 since 1928, and, in an effort to maintain continuity, the constituent corporations represented in the INDU have been changed on a relatively infrequent basis.
Computation of the INDU
The level of the INDU is the sum of the primary exchange prices of each of the 30 component stocks included in the INDU, divided by a divisor that is designed to provide a meaningful continuity in the level of the INDU. Because the INDU is price-weighted, stock splits or changes in the component stocks could result in distortions in the index level. In order to prevent these distortions related to extrinsic factors, the divisor is periodically changed in accordance with a mathematical formula that reflects adjusted proportions within the INDU.
SPDR® S&P MidCap 400® ETF Trust (the “MDY”)
The shares of the SPDR® S&P MidCap 400® ETF trade on the NYSE Arca under the symbol “MDY.” The MDY’s investment adviser is State Street Global Advisors.
The MDY seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P MidCap 400® (the “Underlying Index”). To maintain the correspondence between the composition and weightings of stocks held by the MDY and component stocks of the Underlying Index, the MDY adjusts its holdings from time to time to conform to periodic changes in the identity and/or relative weightings of the index securities. The MDY utilizes a “passive” or “indexing” investment approach in attempting to track the performance of the Underlying Index, and will invest in all of the securities which comprise the Underlying Index.
All disclosures contained in this document regarding the Underlying Index, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, S&P Dow Jones Indices, LLC. S&P Dow Jones Indices, LLC, which owns the copyright and all other rights to the Underlying Index, has no obligation to continue to publish, and may discontinue publication of, the Underlying Index.
The Underlying Index
The Underlying Index is intended to provide a benchmark for the performance of publicly traded mid-sized U.S. companies. The Underlying Index tracks the stock price movement of 400 companies with mid-sized market capitalizations. The calculation of the level of the Underlying Index is based on the relative value of the aggregate market value of the common stocks of 400 companies as of a particular time compared to the aggregate average market value of the common stocks of 400 similar companies on the base date of June 28, 1991.
The Underlying Index is calculated using a base-weighted aggregate methodology. The level of the Underlying Index reflects the total market value of all 400 component stocks relative to the base date of June 28, 1991. An indexed number is used to represent the results of this calculation in order to make the level easier to work with and track over time.
The actual total market value of the component stocks on the base date of June 28, 1991 has been set to an indexed level of 100. This is often indicated by the notation June 28, 1991=100. In practice, the daily calculation of the Underlying Index is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the Underlying Index, it serves as a link to the original base period level of the Underlying Index. The index divisor keeps the Underlying Index comparable over time and is the manipulation point for all adjustments to the Underlying Index, which is index maintenance.
Computation of the Underlying Index
Prior to March 2005, the Market Value of a component stock was calculated as the product of the market price per share and the total number of outstanding shares of the component stock. In March 2005, S&P began shifting the Underlying halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the Underlying to full-float adjustment in September 2005. S&P’s criteria for selecting stocks for the Underlying Index did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the Underlying Index.
Under float adjustment, the share counts used in calculating the Underlying Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.
In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the Underlying Index. Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float. Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian “exchangeable shares” are normally part of the float unless those shares form a control block.
For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding. Available float shares are defined as the total shares outstanding less shares held by control holders. This calculation is subject to a 5% minimum threshold for control blocks. For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, S&P would assign that company an IWF of 1.00, as no control group meets the 5% threshold. However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, S&P would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control. As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the Underlying Index. Constituents of the Underlying Index prior to July 31, 2017 with multiple share class lines will be grandfathered in and will continue to be included in the Underlying Index. If a constituent company of the Underlying Index reorganizes into a multiple share class line structure, that company will remain in the Underlying Index at the discretion of the S&P Index Committee in order to minimize turnover.
The Underlying Index is also calculated using a base-weighted aggregate methodology: the level of the Underlying Index reflects the total Market Value of all the component stocks relative to the Underlying Index base date of June 28, 1991. The daily index value of the Underlying Index is the quotient of the total float-adjusted market capitalization of the index’s constituents and its index divisor (the “Divisor”).
Ongoing maintenance of the Underlying Index includes monitoring and completing the adjustments for additions and deletions of the constituent companies, share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spin-offs. Some corporate actions, such as stock splits and stock dividends require changes in the common shares outstanding and the stock prices of the companies in the Underlying, and do not require index divisor adjustment.
To prevent the level of the Underlying Index from changing due to corporate actions, corporate actions which affect the total Market Value of the Underlying Index also require a divisor adjustment. By adjusting the Divisor for the change in total Market Value, the level of the Underlying Index remains constant, and does not reflect the corporate actions of individual companies in the Underlying Index. Divisor adjustments are made after the close of trading and after the calculation of the Index closing level.
Changes in a company’s shares outstanding and IWF due to its acquisition of another public company are made as soon as reasonably possible. At S&P’s discretion, de minimis merger and acquisition share changes are accumulated and implemented with the quarterly share rebalancing.

All other changes of less than 5% are accumulated and made quarterly on the third Friday of March, June, September, and December.
Changes in a company’s total shares outstanding of 5% or more due to public offerings are made as soon as reasonably possible. Other changes of 5% or more (for example, due to tender offers, Dutch auctions, voluntary exchange offers, company stock repurchases, private placements, acquisitions of private companies or non-index companies that do not trade on a major exchange, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participations, at-the-market stock offerings or other recapitalizations) are made weekly, and are generally announced on Fridays for implementation after the close of trading the following Friday (one week later). If a 5% or more share change causes a company’s IWF to change by five percentage points or more, the IWF is updated at the same time as the share change. IWF changes resulting from partial tender offers are considered on a case-by-case basis.
iShares® Russell 2000 ETF (the “IWM”)
“iShares®” and “BlackRock” are registered trademarks of BlackRock, Inc. or its subsidiaries. The securities are not sponsored, endorsed, sold, or promoted by BFA, or by any of the iShares® Funds. Neither BFA nor the iShares® Funds make any representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. Neither BFA nor the iShares® Funds shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of the securities or in connection with our use of information about the Underlying Index for the IWM or any of the iShares® Funds.
iShares consists of numerous separate investment portfolios, including these basket components. Each basket component seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the related Underlying Index. The IWM typically earns income from dividends from securities that it holds. These amounts, net of expenses and taxes (if applicable), are passed along to the basket component’s shareholders as “ordinary income.” In addition, the IWM realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because the securities are linked only to the share price of the basket components, you will not be entitled to receive income, dividend, or capital gain distributions from any basket component or any equivalent payments.
The shares of the iShares® Russell 2000 ETF trade on the NYSE Arca under the symbol “IWM.”
Russell 2000® Index
The IWM seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Russell 2000® Index. The Russell 2000® Index (Bloomberg L.P. index symbol “RTY”) was developed by Russell Investments (“Russell”) before FTSE International Limited (“FTSE”) and Russell combined in 2015 to create FTSE Russell, which is wholly owned by London Stock Exchange Group. Russell began dissemination of the RTY on January 1, 1984. FTSE Russell calculates and publishes the RTY. The RTY was set to 135 as of the close of business on December 31, 1986. The RTY is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index, the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 98% of the investable U.S. equity market. The RTY is determined, comprised, and calculated by FTSE Russell without regard to the securities.
Selection of Stocks Comprising the RTY
All companies eligible for inclusion in the RTY must be classified as a U.S. company under the index sponsor’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, the index sponsor defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) (“ADDTV”) from all exchanges within a country. Using the HCIs, the index sponsor compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, the index sponsor will use the primary country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner. The index sponsor uses the average of two years of assets or revenues data to reduce potential turnover. If conclusive country details cannot be derived from assets or revenues data, the index sponsor will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation “BDI” country, in which case the company will be assigned to the country of its most liquid stock exchange. BDI countries include: Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Guernsey, Isle of Man, Jersey, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned. “N-shares” of companies controlled by individuals or entities in mainland China are not eligible for inclusion.

All securities eligible for inclusion in the RTY must trade on a major U.S. exchange. Stocks must have a closing price at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Initial public offerings are added each quarter and must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion. If an existing stock does not trade on the “rank day” (typically the last trading day in May, but a confirmed timetable is announced each spring), but does have a closing price at or above $1.00 on another eligible U.S. exchange, that stock will be eligible for inclusion.
An important criterion used to determine the list of securities eligible for the RTY is total market capitalization, which is defined as the market price as of the rank day in May for those securities being considered at annual reconstitution times the total number of shares outstanding. Where applicable, common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization. Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights, installment receipts or trust receipts, are excluded from the calculation. If multiple share classes of common stock exist, they are combined to determine total shares outstanding. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. If multiple share classes exist, the pricing vehicle will be designated as the share class with the highest two-year trading volume as of the rank day in May.
Companies with a total market capitalization of less than $30 million are not eligible for the RTY. Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the RTY. Royalty trusts, limited liability companies, closed-end investment companies (companies that are required to report Acquired Fund Fees and Expenses, as defined by the SEC, including business development companies), blank check companies, special purpose acquisition companies, and limited partnerships are also ineligible for inclusion. Exchange traded funds and mutual funds are also excluded. Bulletin board, pink-sheets and over-the-counter (“OTC”) traded securities are not eligible for inclusion.
Annual reconstitution is a process by which the RTY is completely rebuilt. Based on closing levels of the company’s common stock on its primary exchange on the rank day of May of each year, FTSE Russell reconstitutes the composition of the RTY using the then existing market capitalizations of eligible companies. Reconstitution of the RTY occurs on the last Friday in June or, when the last Friday in June is the 29th or 30th, reconstitution occurs on the prior Friday. In addition, the index sponsor adds initial public offerings to the RTY on a quarterly basis based on total market capitalization ranking within the market-adjusted capitalization breaks established during the most recent reconstitution.
After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.

Historical Closing Prices of the Basket Components
The following graphs set forth the daily closing prices of each basket component for the period from January 1, 2016 to November 26, 2021. This historical data on each basket component is not indicative of its future price per share or what the market value of the securities may be. Any historical upward or downward trend in the price per share of a basket component during any period set forth below is not any indication that its price per share is more or less likely to increase or decrease at any time during the term of the securities.
SPDR® Dow Jones® Industrial Average ETF Trust
SPDR® S&P MidCap 400® ETF Trust

iShares® Russell 2000 ETF

CANADIAN FEDERAL INCOME TAX CONSEQUENCES
An investor should read carefully the description of material Canadian federal income tax considerations relevant to a Non-resident Holder owning debt securities under “Tax Consequences—Canadian Taxation” in the accompanying prospectus.
SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES
The following, together with the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement, is a general description of the material U.S. tax considerations relating to the securities. It does not purport to be a complete analysis of all tax considerations relating to the securities. Prospective purchasers of the securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the U.S. of acquiring, holding and disposing of the securities and receiving payments under the securities. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.
Supplemental U.S. Tax Considerations
The following section supplements and, to the extent applicable, supersedes the discussion of U.S. federal income taxation in the accompanying prospectus under “Tax Consequences – United States Taxation” and prospectus supplement under “Certain Income Tax Consequences – United States Taxation” with respect to U.S. holders (as defined in the accompanying prospectus). It applies only to those initial holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus. It does not apply to holders subject to special rules including holders subject to Section 451(b) of the Code. You should consult with your own tax advisor concerning the consequences of investing in and holding the securities.
NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE SECURITIES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN. BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.
In the opinion of our special U.S. tax counsel, Ashurst LLP, it is reasonable to treat the securities as pre-paid cash-settled derivative contracts in respect of the Basket that are “open transactions” for U.S. federal income tax purposes, and by purchasing the securities, a holder agrees (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the securities for all U.S. federal income tax purposes in accordance with such characterization. If the securities are so treated, subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Code, a U.S. holder should generally recognize capital gain or loss upon the sale, exchange or maturity of the securities in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the securities. In general, a U.S. holder’s tax basis in the securities will be equal to the price the holder paid for the securities. Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less. The deductibility of capital losses is subject to limitations.
 Potential Application of Section 1260 of the Code. Since shares of the basket components are the type of financial asset described under Section 1260 of the Code (including, among others, any equity interest in pass-thru entities such as regulated investment companies (including certain exchange-traded funds), real estate investment trusts, partnerships and passive foreign investment companies), while the matter is not entirely clear, there exists a substantial risk that an investment in the securities is a “constructive ownership transaction” to which Section 1260 of the Code applies. If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a U.S. holder in respect of the securities could be recharacterized as ordinary income (the Excess Gain). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusions for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity).

If an investment in the securities is treated as a constructive ownership transaction, it is not clear to what extent any long-term capital gain of a U.S. holder in respect of the securities will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of the securities will, taking into account the leveraged upside exposure (as appropriate), equal the excess of (i) any long-term capital gain recognized by the U.S. holder in respect of the securities, over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Code) such U.S. holder would have had if such U.S. holder had acquired shares of the basket components at fair market value on the original issue date of the securities for an amount equal to the issue price of the securities and sold such shares of the basket components upon the date of sale, exchange or maturity of the securities at fair market value. Alternatively, the Internal Revenue Service may contend that the Excess Gain should not be limited to amounts attributable to a Section 1260 Financial Asset, but should instead apply to all of the basket components. To the extent any gain is treated as long-term capital gain after application of the recharacterization rules of Section 1260 of the Code, such gain would be subject to U.S. federal income tax at the rates that would have been applicable to the net underlying long-term capital gain. U.S. holders should consult their tax advisors regarding the potential application of Section 1260 of the Code to an investment in the securities.
Alternative Treatments. Alternative tax treatments of the securities are also possible and the IRS might assert that a treatment other than that described above is more appropriate. For example, it would also be possible to treat the securities, and the IRS might assert that the securities should be treated, as a single debt instrument. Pursuant to such characterization, since the securities have a term that exceeds one year, such a debt instrument would be subject to the special tax rules governing contingent payment debt instruments. If the securities are so treated, a holder would generally be required to accrue interest currently over the term of the securities even though that holder will not receive any payments from us prior to maturity. In addition, any gain a holder might recognize upon the sale, exchange or maturity of the securities would be ordinary income and any loss recognized by a holder at such time would be ordinary loss to the extent of interest included in income in the current or previous taxable years in respect of the securities, and thereafter, would be capital loss.
Because of the absence of authority regarding the appropriate tax characterization of the securities, it is also possible that the IRS could seek to characterize the securities in a manner that results in tax consequences that are different from those described above. For example, the IRS could possibly assert that any gain or loss that a holder may recognize upon the sale, exchange or maturity of the securities should be treated as ordinary gain or loss.
The IRS has released a notice that may affect the taxation of holders of the securities. According to the notice, the IRS and the U.S. Treasury Department are actively considering whether the holder of an instrument such as the securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance will ultimately be issued, if any. It is possible, however, that under such guidance, holders of the securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the U.S. Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the constructive ownership rules of Section 1260 of the Code, as discussed above, might be applied to such instruments. Further, future legislation, including legislation based on bills previously introduced in Congress, may tax all derivative instruments on a mark-to-market basis, requiring holders of such derivative instruments to take into account annually gains and losses on such instruments as ordinary income. The adoption of such legislation or similar proposals may significantly impact the tax consequences from an investment in the securities, including the timing and character of income and gain on the securities. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. We intend to treat the securities for U.S. federal income tax purposes in accordance with the treatment described in this document unless and until such time as the U.S. Treasury Department and IRS determine that some other treatment is more appropriate.
Backup Withholding and Information Reporting. Payments made with respect to the securities and proceeds from the sale or maturity of the securities may be subject to a backup withholding tax unless, in general, the holder complies with certain procedures or is an exempt recipient. Any amounts so withheld generally will be refunded by the IRS or allowed as a credit against the holder’s U.S. federal income tax liability, provided the holder makes a timely filing of an appropriate tax return or refund claim to the IRS.
Non-U.S. Holders. The following discussion applies to non-U.S. holders of the securities. A non-U.S. holder is a beneficial owner of a security that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.

Except as described below, a non-U.S. holder will generally not be subject to U.S. federal income or withholding tax for amounts paid in respect of the securities, provided that (i) the holder complies with any applicable certification requirements, (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the U.S. for 183 days or more during the taxable year of the sale, exchange or maturity of the securities. In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments. Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference, directly or indirectly, an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Based on our determination that the securities are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the securities. However, it is possible that the securities could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the basket components or the securities (for example, upon a rebalancing of a basket component or an Underlying Index), and following such occurrence the securities could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of a basket component or an Underlying Index or its components should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the securities and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
As discussed above, alternative characterizations of the securities for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments on the securities to become subject to withholding tax, we or the applicable withholding agent will withhold tax at the applicable statutory rate. The IRS has also indicated that it is considering whether income in respect of instruments such as the securities should be subject to withholding tax. We will not be required to pay any additional amounts in respect of such withholding. Prospective investors should consult their own tax advisors in this regard.
Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (FATCA) imposes a 30% U.S. withholding tax on certain U.S.–source payments, including interest (and original issue discount), dividends, and other fixed or determinable annual or periodical gains, profits, and income (Withholdable Payments), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the U.S. Treasury Department to collect and provide to the U.S. Treasury Department certain information regarding U.S. financial account holders, including certain account holders that are foreign entities with U.S. owners, with such institution or otherwise complies with FATCA. In addition, the securities may constitute a “financial account” for these purposes and, thus, may be subject to information reporting requirements pursuant to FATCA. FATCA also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
The U.S. Treasury Department has proposed regulations that eliminate the requirement of FATCA withholding on payments of gross proceeds upon the sale or disposition of financial instruments of a type which can produce U.S. source interest or dividends. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization, and the discussion above assumes the proposed regulations will be finalized in their proposed form with retroactive effect.
If we (or the applicable withholding agent) determine withholding is appropriate with respect to the securities, we will (or the applicable withholding agent may) withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding. Therefore, if such withholding applies, any payments on the securities will be significantly less than what you would have otherwise received. Depending on your circumstances, these amounts withheld may be creditable or refundable to you. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Prospective investors are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the securities.

USE OF PROCEEDS AND HEDGING
The net proceeds from the sale of the securities will be used as described under “Use of Proceeds” in the accompanying prospectus supplement and prospectus and to hedge market risks of Royal Bank of Canada associated with its obligation to pay the maturity payment amount at maturity of the securities.
The initial public offering price of the securities includes the underwriting discount and commission, as well as hedging and other costs associated with the securities. Our hedging costs include the projected profit that we or our hedge counterparty(ies) expect to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. We expect to hedge our obligations under the securities through an affiliate of Wells Fargo Securities, LLC and/or one or more of RBCCM or our other affiliates. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our counterparties’ control, this hedging may result in a profit that is more or less than expected, or could result in a loss.
We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No holder of the securities will have any rights or interest in our hedging activity or any positions we or any counterparty(ies) may take in connection with our hedging activity.
The hedging activity discussed above and other trading activities that we, Wells Fargo Securities, LLC and our respective affiliates may engage in may adversely affect the value of the Basket, the market value of the securities from time to time and the maturity payment amount you will receive on the securities at maturity. See “Risk Factors — Hedging transactions may affect the return on the securities” and “— Potential conflicts of interest could arise” for a discussion of these adverse effects.

SUPPLEMENTAL PLAN OF DISTRIBUTION
The securities are being purchased by Wells Fargo Securities, LLC (the “agent”) as principal, pursuant to a distribution agreement between the agent and us. The agent has agreed to pay certain of our out-of-pocket expenses of the issue of the securities.
From time to time, the agent and its affiliates, and RBCCM and its affiliates, have engaged, and in the future may engage, in transactions with and performance of services for us for which they have been, and may be, paid customary fees. In particular, we expect to hedge our obligations under the securities through an affiliate of Wells Fargo Securities, LLC and/or one or more of RBCCM or our other affiliates.
In the future, the agent and its affiliates may purchase and resell the offered securities in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or otherwise. Wells Fargo Securities, LLC may act as principal or agent in such transactions.
The agent has committed to purchase all of these securities in the initial public offering of the securities if any are purchased.
The agent proposes to offer the securities in part directly to the public at the public offering price set forth on the cover page of this pricing supplement and in part to WFA and Wells Fargo Advisors Financial Network, LLC or certain securities dealers at such price less a selling concession of $22.50 per security. In addition to the selling concession allowed to WFA, the agent will pay $0.75 per security of the underwriting discount and commission to WFA as a distribution expense fee for each security sold by WFA.
In addition to the foregoing, in respect of certain securities sold in this offering, our affiliate, RBC Capital Markets, LLC (RBCCM) may pay a fee of up to $1.50 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.
After the initial public offering of the securities is completed, the public offering price and concessions may be changed by the agent.
Proceeds to be received by Royal Bank of Canada in this offering will be net of the underwriting discount, commission and expenses payable by Royal Bank of Canada.
The securities are new issues of securities with no established trading markets. We have been advised by the agent that the agent intends to make a market in the securities. However the agent is not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the securities.
Any price that the agent makes available from time to time after the original issue date at which it would be willing to purchase the securities will generally reflect the agent’s estimate of their value, less a customary bid-ask spread for similar trades and the cost of unwinding any related hedge transactions. That estimated value will be based upon a variety of factors, including then prevailing market conditions and our creditworthiness. However, for a period of 4 months after the original issue date, the price at which the agent may purchase the securities is expected to be higher than the price that would be determined based on the agent’s valuation at that time less the bid-ask spread and hedging unwind costs referenced above. This is because, at the beginning of this period, that price will not include certain costs that were included in the initial public offering price, particularly a portion of the underwriting discount and commission (not including the selling concession) and the expected profits that we or our hedging counterparty(ies) expect to receive from our hedging transactions. As the period continues, these costs are expected to be gradually included in the price that the agent would be willing to pay, and the difference between that price and the price that would be determined based on the agent’s valuation of the securities less a bid-ask spread and hedging unwind costs will decrease over time until the end of this period. After this period, if the agent continues to make a market in the securities, the prices that it would pay for them are expected to reflect the agent’s estimated value, less the bid-ask spread and hedging unwind costs referenced above. In addition, the value of the securities shown on your account statement will generally reflect the price that the agent would be willing to pay to purchase the securities at that time.
Our broker-dealer subsidiary, RBCCM, does not expect to make a market in the securities. If RBCCM determines that the agent is unable or unwilling to make a market in the securities at any time, RBCCM may, but is not obligated to, make a market in the securities at that time. If RBCCM makes a market in the securities at any time, its valuation of the securities may differ from the agent’s valuation, and consequently the price at which it may be willing to purchase the securities may differ from (and be lower than) the price at which the agent would have purchased the securities at that time.
Royal Bank of Canada has agreed to indemnify the agent against certain liabilities, including liabilities under the Securities Act of 1933.
No action has been or will be taken by Royal Bank of Canada, the agent or any broker-dealer affiliates of either Royal Bank of Canada or the agent that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus and prospectus supplement in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the securities, or distribution of this pricing supplement or the accompanying prospectus supplement and prospectus, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on Royal Bank of Canada, the agent or any broker-dealer affiliates of either Royal Bank of Canada or the agent.
Selling Restrictions
Prohibition of Sales to European Economic Area Retail Investors
The agent and any other broker-dealer offering the securities have not offered, sold or otherwise made available and will not offer, sell or otherwise make available any of the securities to, any retail investor in the European Economic Area (“EEA”). For these purposes, the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, and a “retail investor” means a person who is one (or more) of: (a) a retail client, as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (b) a customer, within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in Regulation (EU) (2017/1129) (the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the EEA has been prepared, and therefore, offering or selling the securities or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
Prohibition of Sales to United Kingdom Retail Investors
The agent and any other broker-dealer offering the securities have not offered, sold or otherwise made available and will not offer, sell or otherwise make available any of the securities to, any retail investor in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018; or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the "FSMA") and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the "UK PRIIPs Regulation") for offering or selling the securities or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

STRUCTURING THE SECURITIES
The securities are our debt securities. As is the case for all of our debt securities, including our structured notes, the economic terms of the securities reflect our actual or perceived creditworthiness. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these securities at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. This relatively lower implied borrowing rate, which is reflected in the economic terms of the securities, along with the underwriting discount and commission and hedging and other costs associated with the securities, typically reduces the initial estimated value of the securities at the time their terms are set.
In order to satisfy our payment obligations under the securities, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with an affiliate of the agent and/or one of our subsidiaries. The terms of these hedging arrangements may take into account a number of factors, including our creditworthiness, interest rate movements, and the tenor of the securities. The economic terms of the securities and their initial estimated value depend in part on the terms of these hedging arrangements. Our cost of hedging will include the projected profit that we or our counterparty(ies) expect to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. Because hedging our obligations entails risks and may be influenced by market forces beyond our or our counterparty(ies)’ control, such hedging may result in a profit that is more or less than expected, or could result in a loss. See “Use of Proceeds and Hedging” above.
The lower implied borrowing rate, the underwriting discount and commission and hedging and other costs associated with the securities reduce the economic terms of the securities to you and result in the initial estimated value for the securities on the pricing date being less than their initial public offering price. See “Risk Factors—Our initial estimated value of the securities will be less than the initial public offering price” above.